As filed with the Securities and Exchange Commission on March 23, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NABORS RED LION LIMITED

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-1188116 (I.R.S. Employer Identification No.)

CROWN HOUSE
4 Par-La-Ville Road
Second Floor
Hamilton, HM08
Telephone: (441) 292-1510
(Address of principal executive offices, including zip code)

C&J ENERGY SERVICES 2015 LONG TERM INCENTIVE PLAN

C&J ENERGY SERVICES, INC. 2010 STOCK OPTION PLAN

C&J ENERGY SERVICES, INC. 2006 STOCK OPTION PLAN

(Full title of the plans)

Laura W. Doerre

Vice President and General Counsel

Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200

Houston, Texas 77067

Telephone: (281) 874-0035

(Name, address and telephone number of agent for service)

copies to:

Charles J. Conroy Scott W. Golenbock Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 (212) 530-5000	Theodore R. Moore Executive Vice President-General Counsel C&J Energy Services, Inc. 3990 Rogerdale Houston, Texas 77042 (713) 260-9986	Jeffery B. Floyd Stephen M. Gill Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
C&J Energy Services 2015 Long Term Incentive Plan	Common Shares, $0.01 par value	4,141,949 shares	$10.98	$45,478,601	$5,285
C&J Energy Services, Inc. 2010 Stock Option Plan	Common Shares, $0.01 par value	3,971,892 shares	$10.98	$43,611,375	$5,068
C&J Energy Services, Inc. 2006 Stock Option Plan	Common Shares, $0.01 par value	1,020,800 shares	$10.98	$11,208,384	$1,303

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional common shares as may become issuable pursuant to the adjustment provisions of the C&J Energy Services 2015 Long Term Incentive Plan, the C&J Energy Services, Inc. 2010 Stock Option Plan or the C&J Energy Services, Inc. 2006 Stock Option Plan.

(2)                                 The proposed maximum offering price per share and proposed maximum aggregate offering price for the Common Shares have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the market value of shares of C&J Energy Services, Inc. common stock (the securities to be cancelled in the Merger), specifically the average of the high and low sales prices for the shares of C&J Energy Services, Inc. common stock as quoted on the New York Stock Exchange on March 20, 2015.

EXPLANATORY NOTE

In connection with the proposed merger (“Merger”) of Nabors CJ Merger Co., a Delaware corporation and direct wholly-owned subsidiary of Nabors Red Lion Limited, a Bermuda exempted company (the “Registrant”), with and into C&J Energy Services, Inc., a Delaware corporation (“C&J”), the Registrant (which, for purposes of clarity, will be renamed C&J Energy Services Ltd. following the Merger) approved and adopted the C&J Energy Services 2015 Long Term Incentive Plan (the “Plan”), effective as of the date hereof (the “Effective Date”), contingent upon consummation of the Merger. For purposes of New York Stock Exchange requirements, the Plan is intended to serve as an assumption of the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”) by the Registrant, with certain non-material revisions made and no increase in the number of available shares remaining for issuance under the 2012 Plan (however, in accordance with the one-to-one exchange ratio in the Merger, those shares remaining available under the Plan will be the Registrant’s common shares, par value US$0.01 per share (the “Common Shares”)). Following the Effective Date, no further awards will be made under the 2012 Plan and awards that were previously outstanding under the 2012 Plan will continue and remain outstanding under the Plan, as adjusted to reflect the Merger. In addition, the Registrant will assume the C&J Energy Services, Inc. 2006 Stock Option Plan (the “2006 Plan”) and the C&J Energy Services, Inc. 2010 Stock Option Plan (the “2010 Plan”) with respect to outstanding awards thereunder. No new awards may be granted under the 2006 Plan or 2010 Plan, but in connection with the Merger, awards outstanding under the 2006 Plan and 2010 Plan immediately prior to the effective time of the Merger will be converted into, and will continue as, outstanding awards under the 2006 Plan and 2010 Plan, as applicable, except that the awards will be adjusted on a one-to-one basis to instead represent the Common Shares; provided, however, that to the extent any such converted award terminates by expiration, forfeiture, cancellation or otherwise without the issuance of Common Shares, the Common Shares subject to such converted award shall become available for awards under the Plan. The 2006 Plan, the 2010 Plan and the Plan are collectively referred to as the “Plans.”

The Registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) relating to an aggregate of 9,134,641 Common Shares, comprised of (i) 1,020,800 Common Shares subject to converted awards previously issued under the 2006 Plan, (ii) 3,971,892 Common Shares subject to converted awards previously issued under the 2010 Plan, and (iii) 4,141,949 Common Shares with respect to the Plan, which consists of (a) 2,748,983 Common Shares issuable pursuant to the Plan, (b) 1,016,425 Common Shares subject to converted awards previously issued under the 2012 Plan and (c) 376,541 additional Common Shares registered pursuant to this Registration Statement in respect of Common Shares related to an award previously granted under the 2006 Plan, 2010 Plan or Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Common Shares that again become available for awards under the Plan in accordance with the terms and conditions of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All participants in the Plans have previously received or will receive the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3            Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 23, 2015.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all Current Reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Description of Common Shares

The following description of share capital summarizes certain provisions of the Registrant’s memorandum of association and amended bye-laws as they will be in effect immediately following the Merger. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Registrant’s memorandum of association and amended bye-laws, which are incorporated by reference herein as Exhibits 4.1 and 4.3, respectively.

General

The Registrant is an exempted company incorporated under the laws of Bermuda. It is registered with the Registrar of Companies in Bermuda under registration number 42239. It was incorporated on June 8, 2008 under the name Nabors Red Lion Limited (which, for purposes of clarity, will be renamed C&J Energy Services Ltd.

following the Merger). Effective as of the date of consummation of the Merger, its registered office will be located at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

The Registrant’s objects are unrestricted, and it has the capacity of a natural person. It can therefore undertake activities without restriction on its capacity.

Since June 26, 2014, other than an increase of authorized share capital of the Registrant from US$12,000 to US$8.0 million, and certain transfers of equity held by the Registrant in other subsidiaries of Nabors Industries Ltd., a Bermuda exempted company (“NIL”, and, together with its subsidiaries, “Nabors”), in connection with a restructuring of Nabors to separate the Registrant’s business from the other businesses of Nabors, there have been no material changes to the Registrant’s share capital, mergers, amalgamations or consolidations of the Registrant or any of its subsidiaries, no material changes in the mode of conducting its business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to the Registrant or its subsidiaries.

There have been no public takeover offers by third parties for the Registrant’s shares nor any public takeover offers by the Registrant for the shares of another company which have occurred during the last or current financial years.

Share Capital

Upon consummation of the Merger, the Registrant’s authorized share capital will continue to be US$8.0 million comprised of 750 million Common Shares, par value US$0.01 per share, and 50 million preference shares, par value US$0.01 per share. Upon consummation of the Merger, there will be approximately 117 million issued and outstanding Common Shares, not including approximately five million Common Shares issuable upon the exercise of options granted as of February 10, 2015, and no preference shares issued and outstanding. All of the Common Shares issued and outstanding prior to consummation of the Merger are and will be fully paid, and all of the Common Shares to be issued in connection with the Merger will be issued fully paid.

Pursuant to the Registrant’s amended bye-laws, subject to any resolution of the shareholders to the contrary, the Registrant’s board of directors is authorized to issue any of its authorized but unissued shares. Provided that the Registrant’s shares remain listed on the appointed stock exchange (which includes the New York Stock Exchange), there are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote its shares.

Common Shares

Other than NIL, holders of Common Shares will have no preemptive, redemption, conversion or sinking fund rights. Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares. Unless a different majority is required by law or by the Registrant’s amended bye-laws, resolutions to be approved by holders of Common Shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Immediately following the closing of the Merger, NIL or one of its wholly-owned subsidiaries will own approximately 53% of the issued and outstanding Common Shares.

The Registrant’s amended bye-laws provide Nabors with preemptive rights to purchase any newly issued securities of the Registrant, on a pro rata basis to the percentage of all issued and outstanding shares in the Registrant held by Nabors at any given time, up until the later of the termination of the “Standstill Period” and the two-year anniversary of the closing date of the Merger, subject to such exceptions as described in the Registrant’s amended bye-laws. “Standstill Period” means the period that will begin on the closing date of the Merger and end upon the earlier to occur of the five-year anniversary of the effective date of the Merger and the date that NIL beneficially owns less than 15% of the issued and outstanding Common Shares.

In the event of the Registrant’s liquidation, dissolution or winding up, the holders of Common Shares are entitled to share equally and ratably in the Registrant’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and the Registrant’s amended bye-laws, its board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Registrant.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of its assets would thereby be less than its liabilities. Under the Registrant’s amended bye-

laws, each Common Share is entitled to a dividend if, as and when dividends are declared by its board of directors, subject to any preferred dividend right of the holders of any preference shares.

Any cash dividends payable to holders of the Common Shares listed on the New York Stock Exchange will be paid to the Registrant’s transfer agent in the United States for disbursement to those holders.

Variation of Rights

If at any time the Registrant has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either with the (i) consent in writing of the holders of 75% of the issued shares of that class, or (ii) sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. The Registrant’s amended bye-laws specify that the creation or issue of shares ranking equally with existing shares or the purchase or redemption by the Registrant of its shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking in priority to Common Shares for payment of dividends or with respect to capital, or which confer on the holders voting rights more favorable than those conferred on the shares already in issue will not be deemed to vary the rights attached to Common Shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

The Registrant’s board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that is not fully paid. The board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as the board of directors shall reasonably require. Subject to these restrictions, a holder of Common Shares may transfer the title to all or any of his Common Shares by completing a form of transfer in the form set out in the amended bye-laws (or as near thereto as circumstances admit) or in such other common form as the board of directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share, the board of directors may accept the instrument signed only by the transferor.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which is referred to as the annual general meeting. However, the members may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any member may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. The Registrant’s amended bye-laws provide that the president or chairman or a majority of the Registrant’s board of directors may convene an annual general meeting or a special general meeting. Under the Registrant’s amended bye-laws, at least 10 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting, or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present throughout the meeting and representing, in person or by proxy, in excess of one third of the total issued voting shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of a company, minutes of general meetings and a company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day

(subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 of Bermuda (as amended from time to time, the “Companies Act”), establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

The Registrant’s amended bye-laws provide that during the Standstill Period its board of directors shall consist of seven directors; thereafter, its board of directors shall consist of not less than three directors and not more than such maximum as the board of directors may from time to time determine. Upon consummation of the Merger, the Registrant’s board of directors will consist of seven directors.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the board of directors must give notice of the intention to propose the person for election. Where a person is proposed to be elected as a director at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to members or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to members or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed only by resolution approval by a majority of other directors and only for cause.

Classified Board

The Registrant’s amended bye-laws include a provision classifying the Red Lion board of directors into three classes, with each class to consist, as nearly as possible, of one-third of the total number directors. Under this provision, the term of each director will continue until the third annual general meeting following his or her election. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain each class as nearly equal as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Proceedings of Board of Directors

The Registrant’s amended bye-laws provide that its business is to be managed and conducted by its board of directors. Bermuda law permits individual and corporate directors and there is no requirement in the Registrant’s amended bye-laws or Bermuda law that directors hold any of its shares. There is also no requirement in the Registrant’s amended bye-laws or Bermuda law that its directors must retire at a certain age.

The remuneration of the Registrant’s directors is determined by the board of directors. The directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with the Registrant’s business or their duties as directors.

A director who has a direct or indirect interest in any contract or arrangement with the Registrant must disclose such interest as required by Bermuda law. Such an interested director is not entitled to vote on or participate in any discussion in respect of any such contract or arrangement in which he or she is interested.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Registrant’s amended bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s amended bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant is expected to purchase and maintain a directors’ and officers’ liability policy for such a purpose.

Amendment of Memorandum of Association and Amended Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. The Registrant’s amended bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of the Registrant’s board of directors and by a resolution of the Registrant shareholders. In the case of certain bye-laws, such as the bye-laws relating to the election and removal of directors, the number of directors, the classes of directors, the term of office of directors, approval of business combinations, amendment of bye-law provisions and changes to the memorandum of association, the required resolutions must include the affirmative vote of at least two thirds of the directors then in office and of at least two thirds of the votes attaching to all shares in issue. Further, in the case of bye-laws relating to the voting on resolutions, the ability to pass resolutions by way of written resolution, the election and removal of directors, the number of directors, the powers of the board of directors and the appointment of officers, the required resolutions must include the affirmative vote of (i) a majority of all directors, (ii) the chairman of the Registrant and (iii) at least 75% of the directors other than the directors elected by Nabors. During the Standstill Period, any amendment of bye-law provisions relating to the election and removal of directors must be approved by a resolution including the affirmative vote of not less than 85% of all of the votes attaching to all shares in issue. Until the later of the termination of the Standstill Period and the two-year anniversary of the closing date of the Merger, any amendment of bye-law provisions relating to Nabors’ preemptive rights must be approved by a resolution including the affirmative vote of not less than 85% of the votes attached to all shares in issue.

In the case of bye-laws relating to the adoption by the board of directors of a rights plan during and upon termination of the Standstill Period, any amendment to such bye-law provisions require the consent of Nabors.

Finally, in the case of bye-laws relating to a company sale, the rights plan to be adopted by the board of directors within two days of the closing date of the Merger and bye-laws enabling the board of directors to issue rights in connection with a rights plan, the required resolutions must include the affirmative vote of 100% of the votes attaching to all shares in issue.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Registrant’s amended bye-laws provide that a merger or an amalgamation that is a business combination with an interested shareholder must be approved as described below.

The Registrant’s amended bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to the Registrant’s amended bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by the board of directors and authorized at an annual or special general meeting by the affirmative vote of at least two-thirds of the Registrant’s issued and outstanding voting shares that are not owned by the interested shareholder, unless (i) prior to the time that the shareholder becoming an interested shareholder, the Registrant’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the issued and outstanding the Registrant voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of issued and outstanding voting shares and any person affiliated or associated with the Registrant that owned 15% or more of the issued and outstanding Registrant voting shares at any time three years prior to the relevant time.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The Registrant’s amended bye-laws contain a provision by virtue of which its shareholders waive any claim or right of action that they have, both individually and on its behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Capitalization of Profits and Reserves

Pursuant to the Registrant’s amended bye-laws, its board of directors may capitalize (i) any part of the amount of its share premium or other reserve accounts or any amount credited to its profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders, or (ii) any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

A register of holders of the Common Shares will be maintained by Appleby Services (Bermuda) Limited in Bermuda, and a branch register will also be maintained in the United States.

Untraced Shareholders

The Registrant’s amended bye-laws provide that its board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for seven years from the date when such monies became due for payment. In addition, the Registrant is entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

The Registrant has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows it to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its Common Shares.

The Registrant has received consent from the Bermuda Monetary Authority for the issue and free transferability of all of the Common Shares to and between non-residents of Bermuda for exchange control purposes, provided any of the Registrant’s shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to the Registrant’s performance or its creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of the Registrant’s business or for the correctness of any opinions or statements expressed herein. Certain issues and transfers of Common Shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, the Registrant is not bound to investigate or see to the execution of any such trust.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Registrant’s amended bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s amended bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant is expected to purchase and maintain a directors’ and officers’ liability policy for such a purpose.

Following the successful completion of the Merger, the Registrant anticipates that it will enter into indemnification agreements with its directors and officers (including its future directors and officers) with terms and conditions substantially similar to the agreements C&J previously entered into with its directors and officers (subject always to Bermuda law and any limitations on such agreements contained in the Companies Act). These agreements are expected to require the Registrant to indemnify its directors and officers to the fullest extent permitted under Bermuda law against liability that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Following the successful completion of the Merger, the Registrant expects to maintain insurance to reimburse members of the Registrant’s board of directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant.

The Plan provides that the committee that administers the Plan and all members thereof (including, for these purposes, any individual or committee of individuals to whom the authority of the committee is delegated by the Registrant’s board of directors) shall not be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction thereunder. The Registrant has agreed to indemnify each member of the committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on March 23, 2015.

NABORS RED LION LIMITED

/s/ Anthony G. Petrello

Name:	Anthony G. Petrello
Title:	President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Anthony G. Petrello
Anthony G. Petrello	President, Director (Principal Executive Officer)	March 23, 2015

/s/ William Restrepo
William Restrepo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer or Controller)	March 23, 2015

/s/ Mark D. Andrews
Mark D. Andrews	Director	March 23, 2015

/s/ Donald J. Puglisi
Donald J. Puglisi	Authorized Representative	March 23, 2015

EXHIBIT INDEX

Exhibit Number	Description
4.1	Memorandum of Association of Nabors Red Lion Limited (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-199004), filed on September 29, 2014)
4.2	Bye-laws of Nabors Red Lion Limited (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 (File No. 333-199004), filed on September 29, 2014)
4.3

Form of Amended and Restated Bye-Laws of Nabors Red Lion Limited (incorporated by reference to Annex E to the proxy statement/prospectus which is part of the Registration Statement on Form S-4/A (File No. 333-199004), filed on February 12, 2015)

4.4	Form of Common Share Certificate of Nabors Red Lion Limited (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4/A (File No. 333-199004), filed on February 12, 2015)
4.5	C&J Energy Services, Inc. 2006 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to C&J’s Registration Statement on Form S-1 (File No. 333-173177), filed on March 30, 2011)
4.6

Amendment to the C&J Energy Services, Inc. 2006 Stock Option Plan, dated December 23, 2010 (incorporated by reference to Exhibit 10.2 to C&J’s Registration Statement on Form S-1 (File No. 333-173177), filed on March 30, 2011)

4.7

Amendment to the C&J Energy Services, Inc. 2006 Stock Option Plan, dated May 29, 2012 (incorporated by reference to Exhibit 10.3 to C&J’s Current Report on Form 8-K (File No. 001-35255), filed on June 1, 2012)

4.8	C&J Energy Services, Inc. 2010 Stock Option Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to C&J’s Registration Statement on Form S-1 (File No. 333-173177), filed on May 18, 2011)
4.9

Amendment to the C&J Energy Services, Inc. 2010 Stock Option Plan, dated May 29, 2012 (incorporated by reference to Exhibit 10.2 to C&J’s Current Report on Form 8-K (File No. 001-35255), filed on June 1, 2012)

4.10*	C&J Energy Services 2015 Long Term Incentive Plan
5.1*	Opinion of Conyers Dill & Pearman Limited
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Deloitte LLP
23.3*	Consent of Cawley, Gillespie & Associates, Inc.
23.4*	Consent of DeGolyer and MacNaughton
23.5*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1 to this Registration Statement)

*    Filed herewith.